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Melissa Trombetta (Investors)
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Mylan Reports Second Quarter 2018 Results and Updates 2018 Guidance
HERTFORDSHIRE, ENGLAND AND PITTSBURGH - Aug 8, 2018 - Mylan N.V. (NASDAQ: MYL) today announced its financial results for the quarter and six months ended June 30, 2018.
Second Quarter 2018 Financial Highlights

•	Total revenues of $2.81 billion, down 5% compared to the prior year period.

◦	Rest of World segment net sales of $764.1 million, up 10%, up 11% on a constant currency basis.

◦	Europe segment net sales of $990.6 million, up 4%, down 3% on a constant currency basis.

◦	North America segment net sales of $1.00 billion, down 22% on an actual and constant currency basis.

•	U.S. GAAP diluted earnings per ordinary share ("U.S. GAAP EPS") of $0.07, down 87% over the prior year period.

•	Adjusted diluted earnings per ordinary share ("adjusted EPS") of $1.07, down 3% over the prior year period.

•	U.S. GAAP net cash provided by operating activities for the six months ended June 30, 2018 of $1.05 billion, up 3% compared to $1.02 billion in the prior year period.

•	Adjusted free cash flow for the six months ended June 30, 2018 of $1.33 billion, up 22% compared to $1.09 billion in the prior year period.

•
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Mylan CEO Heather Bresch said: “During the second quarter, Mylan continued to do its part to expand access to medicine around the world. Our Europe and Rest of World segments continue to deliver growth in line with our expectations. However, our efforts to serve patients in the U.S. have been shaped by the industry’s transformation there, and our results and guidance for 2018 are directly correlated with the ongoing rebasing of the U.S. healthcare environment. That said, the fundamentals of Mylan’s global business remain strong. We’re especially confident in our ability to deliver on Mylan’s long-stated global strategy, which is predicated on driving access to medicine through scale, a diversified portfolio and geographic reach. The result is a durable global business capable of delivering on our mission for years to come.”
Mylan President Rajiv Malik continued: “This past quarter, Mylan continued to execute on its commitment to expand access to medicine through the advancement of our complex product portfolio across our global diversified platform. For example, we launched Fulphila, our pegfilgrastim biosimilar, in the U.S., and CHMP issued a positive opinion for our biosimilar of Humira in Europe. The depth and breadth of our scientific capabilities and expertise continue to strengthen the durability of our differentiated business model and position us as a partner of choice. We are confident that our investments in these complex products will drive long-term growth for the company, despite some near-term market challenges in the U.S.”
Mylan CFO Ken Parks added: "In the second quarter, Mylan once again generated strong cash flow taking first half 2018 adjusted free cash flow to $1.3 billion, up 22% from the prior year and a healthy 126% of adjusted net earnings of $1.05 billion. Despite the rebasing of our adjusted EPS guidance, we remain confident in our full year adjusted free cash flow outlook and intend to repay more than $1.1 billion in debt maturing over the next 12 months utilizing our solid cash generation. We also remain committed to our investment grade credit rating. Our performance continues to showcase the strength and durability of the cash flow generating capabilities of our business, as well as to expand our financial flexibility as we execute on our business plan for 2018 and beyond."
Financial Summary

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Unaudited; in millions, except per share amounts and %s)	2018	2017	Percent Change	2018	2017	Percent Change
Total Revenues (1)	$2,808.3	$2,962.2	(5)%	$5,492.8	$5,681.7	(3)%
North America Net Sales	1,000.8	1,279.6	(22)%	1,986.1	2,494.5	(20)%
Europe Net Sales	990.6	954.3	4%	2,029.0	1,846.3	10%
Rest of World Net Sales	764.1	692.6	10%	1,390.8	1,273.1	9%
Other Revenues	52.8	35.7	48%	86.9	67.8	28%

US GAAP Gross Profit	$962.5	$1,225.4	(21)%	$1,946.8	$2,310.4	(16)%
US GAAP Gross Margin	34.3%	41.4%	(17)%	35.4%	40.7%	(13)%
Adjusted Gross Profit (2)	$1,495.7	$1,595.0	(6)%	$2,915.5	$3,049.2	(4)%
Adjusted Gross Margin (2)	53.3%	53.8%	(1)%	53.1%	53.7%	(1)%

US GAAP Net Earnings	$37.5	$297.0	(87)%	$124.6	$363.4	(66)%
US GAAP EPS	$0.07	$0.55	(87)%	$0.24	$0.68	(65)%
Adjusted Net Earnings (2)	$551.5	$589.9	(7)%	$1,047.1	$1,089.7	(4)%
Adjusted EPS (2)	$1.07	$1.10	(3)%	$2.03	$2.03	—%

EBITDA (2)	$682.7	$903.9	(24)%	$1,346.5	$1,562.4	(14)%
Adjusted EBITDA (2)	$866.6	$930.9	(7)%	$1,680.5	$1,743.5	(4)%
___________

(1)	Amounts exclude intersegment revenue that eliminates on a consolidated basis.

(2)	Non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Second Quarter 2018 Financial Results
Total revenues were $2.81 billion, compared to $2.96 billion for the comparable prior year period, representing a decrease of $153.9 million, or 5%. Total revenues include both net sales and other revenues from third parties. Net sales for the current quarter were $2.76 billion, compared to $2.93 billion for the comparable prior year period, representing a decrease of $171.0 million, or 6%. Other revenues for the current quarter were $52.8 million, compared to $35.7 million for the comparable prior year period, an increase of $17.1 million. The increase in other revenues was primarily the result of consideration received from a license of intellectual property during the current quarter.
The decrease in total revenues included lower net sales in the North America segment of 22%. This decrease was partially offset by net sales increases in the Europe segment of 4%, and in the Rest of World segment of 10%. The overall decrease in total revenues was primarily driven by a decrease in net sales from existing products. Net sales from existing products, partially offset by new product launches, decreased on a constant currency basis by approximately $222.0 million primarily as a result of lower volumes, and to a lesser extent, pricing. Net sales were also negatively impacted by approximately $12.9 million due to the adoption of new accounting standards. Mylan’s total revenues were favorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in the European Union, which was partially offset by the unfavorable impact from changes in the Indian Rupee. The favorable impact of foreign currency translation on current quarter total revenues was approximately $65.5 million, resulting in a decrease in constant currency total revenues of approximately $219.4 million, or 7%.
Mylan is committed to maintaining the highest quality manufacturing standards at its facilities around the world. In support of this commitment, Mylan’s plants are regularly inspected by health authorities to ensure compliance for the various markets we serve. The U.S. Food and Drug Administration (“FDA”) recently completed an inspection at

Mylan’s plant in Morgantown, West Virginia and made observations through a Form 483. The Company has submitted a comprehensive response to the FDA and committed to a robust improvement plan. In addition, the Company has recognized that the industry dynamics and regulatory expectations have continued to evolve. Based upon these factors and the Company’s commitment, during the second quarter of 2018, the Company commenced a restructuring and remediation program at the Morgantown manufacturing facility. The program, which includes a reduction of the workforce and the discontinuation of a number of products, is aimed at reducing complexity at the facility. These actions have had a significantly negative impact on production levels, product supply and operations. Also, the Company has incurred significant expenses for incremental manufacturing variances, site remediation and restructuring charges. The Company expects that remediation activities, lower production levels, the negative impact on operations and related expenses to continue through the end of 2018.

•
Net sales in the North America segment totaled $1.00 billion in the current quarter, a decrease of $278.8 million or 22% when compared to the prior year period. This decrease was due primarily to significantly lower volumes on existing products, including EpiPen, partially offset by new product sales. The decline in volumes was primarily driven by the timing of purchases of our products by customers and actions associated with the restructuring and remediation program at the Morgantown manufacturing facility, including the discontinuation of a number of products and the significantly negative impact on production levels, product supply and operations. Pricing also declined slightly when compared to the prior year. In addition, net sales were negatively impacted by approximately $24.9 million related to the implementation of new accounting standards. The impact of foreign currency translation on current period net sales was insignificant within North America.

•
Net sales in the Europe segment totaled $990.6 million in the current quarter, an increase of $36.3 million, or 4% when compared to the prior year period. This increase was primarily the result of the favorable impact of foreign currency translation of approximately $68.4 million, or 7% within Europe. Pricing and volumes slightly declined and were partially offset by new product sales. Constant currency net sales decreased by approximately $32.1 million, or 3% when compared to the prior year period.

•
Net sales in the Rest of World segment totaled $764.1 million in the current quarter, an increase of $71.5 million, or 10% when compared to the prior year period. This increase was primarily the result of new product sales, partially offset by lower pricing. The increase in net sales as a result of new products was primarily due to new product sales from the Company’s anti-retroviral therapy franchise. Overall, net sales from Rest of World were unfavorably impacted by the effect of foreign currency translation by approximately $6.6 million, or 1% during the three months ended June 30, 2018. Constant currency net sales increased by approximately $78.1 million, or 11%.

U.S. GAAP gross profit was $962.5 million and $1.23 billion for the second quarter of 2018 and 2017, respectively. U.S. GAAP gross margins were 34% and 41% in the second quarter of 2018 and 2017, respectively. U.S. GAAP gross margins were negatively impacted by approximately 275 basis points related to the incremental amortization from product acquisitions and in-process research and development (“IPR&D”) impairment charges. U.S. GAAP gross margins were also negatively affected by approximately 300 basis points as a result of incremental manufacturing expenses, site remediation expenses and incremental restructuring charges incurred during the current quarter principally as a result of the activities at the Company’s Morgantown facility. In addition, U.S. GAAP and adjusted gross margins were negatively impacted in the current quarter as a result of lower gross profit from the sales of existing products in North America. The unfavorable impact of these items were partially offset by the impact from new product sales. Adjusted gross profit was $1.50 billion and adjusted gross margins were 53% for the second quarter of 2018 compared to adjusted gross profit of $1.60 billion and adjusted gross margins of 54% in the prior year period.
R&D expense for the three months ended June 30, 2018 was $206.7 million, compared to $181.1 million for the comparable prior year period, an increase of $25.6 million. This increase was primarily due to R&D expense of approximately $30.5 million related to licensing agreements for products in development. Partially offsetting this increase were lower expenses due to the reprioritization of global programs.
SG&A expense for the three months ended June 30, 2018 was $623.3 million, compared to $620.5 million for the comparable prior year period, an increase of $2.8 million. The increase is due to an increase in bad debt expense of approximately $28.5 million primarily related to a special business interruption event for one customer and slightly higher employee benefit costs. These increases were partially offset by ongoing integration activities and reduced share-based compensation expense of approximately $19.0 million primarily due to a revision in the estimated amount of performance based awards that are expected to vest under the Company’s One-Time Special Performance-Based Five-Year Realizable Value Incentive Program (the “2014 Program”) that resulted in the Company recognizing a reduction in share-based compensation expense of approximately $23.5 million in the current quarter. In addition, the Company experienced lower restructuring, acquisition-related and promotional expenses in the current quarter when compared to the prior year period.
During the second quarter of 2018, the Company recorded a net gain of $46.4 million in Litigation settlements and other contingencies, net compared to a net gain of $50.0 million in the comparative prior year period. During the three months ended June 30, 2018, the Company recorded a gain of approximately $32.7 million for a fair value adjustment related to the contingent consideration for the acquisition of the exclusive worldwide rights to develop, manufacture and commercialize a generic equivalent to GlaxoSmithKline’s Advair® Diskus and Seretide® Diskus incorporating Pfizer Inc.’s proprietary dry powder inhaler delivery platform (the “respiratory delivery platform”). The fair value adjustment was the result of changes to assumptions relating to the timing of product launch along with other competitive and market factors. In addition, the Company recognized a gain in the current quarter of approximately $14.7 million related to a favorable litigation settlement. The net gain in the prior year period was primarily related to a fair value adjustment of approximately $88.1 million related to the contingent consideration for the respiratory delivery platform. This gain was partially offset by litigation accruals of approximately $38.3 million primarily related to the modafinil and EpiPen® Auto-Injector litigation matters.
U.S. GAAP net earnings decreased by $259.5 million to $37.5 million for the three months ended June 30, 2018, compared to $297.0 million for the prior year period and U.S. GAAP EPS decreased from $0.55 in the prior year period to $0.07 in the current quarter. The Company recognized a U.S. GAAP income tax benefit of $18.8 million, compared to an income tax provision of $27.7 million for the comparable prior year period. Adjusted net earnings decreased to $551.5 million compared to $589.9 million for the prior year period. Adjusted EPS decreased to $1.07 from $1.10 in the prior year period.
EBITDA was $682.7 million for the current quarter and $903.9 million for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $866.6 million for the current quarter and $930.9 million for the comparable prior year period.

Six Months Ended June 30, 2018 Financial Results
Total Revenues for the six months ended June 30, 2018 were $5.49 billion, compared to $5.68 billion for the comparable prior year period, representing a decrease of $188.9 million, or 3%. Total revenues include both net sales and other revenues from third parties. Net sales for the six months ended June 30, 2018 were $5.41 billion, compared to $5.61 billion for the comparable prior year period, representing a decrease of $208.0 million, or 4%. Other revenues for the six months ended June 30, 2018 were $86.9 million, compared to $67.8 million for the comparable prior year period. The increase in other revenues was primarily the result of consideration received from a license of intellectual property during the current year period.
The decrease in total revenues included lower net sales in the North America segment of 20%. This decrease was partially offset by increased net sales in the Europe segment of 10%, and in the Rest of World segment of 9%. The overall decrease in total revenues was primarily driven by a decrease in net sales from existing products. Net sales from existing products, partially offset by new product sales, decreased on a constant currency basis by approximately $411.4 million primarily as a result of lower volumes, and to a lesser extent, pricing. Net sales were also negatively impacted by approximately $25.1 million due to the adoption of new accounting standards. Mylan’s total revenues were favorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in the European Union, the United Kingdom, Japan, and Australia. The favorable impact of foreign currency translation on current year total revenues was approximately $231.5 million. On a constant currency basis, the decline in total revenues for the six months ended June 30, 2018 was approximately $420.4 million, or 7%.

•
Net sales from North America segment totaled $1.99 billion during the six months ended June 30, 2018, a decrease of $508.4 million or 20% when compared to the prior year period. This decrease was due primarily to significantly lower volumes on existing products, including EpiPen, partially offset by new product sales. The decline in volumes was primarily driven by the timing of purchases of our products by customers and actions associated with the restructuring and remediation program at the Morgantown manufacturing facility, including the discontinuation of a number of products and the significantly negative impact on production levels, product supply and operations. Pricing also declined slightly when compared to the prior year. In addition, net sales were negatively impacted by $48.7 million related to the implementation of new accounting standards. The impact of foreign currency translation on current period net sales was insignificant within North America.

•
Net sales from Europe segment totaled $2.03 billion during the six months ended June 30, 2018, an increase of $182.7 million or 10% when compared to the prior year period. This increase was primarily the result of the favorable impact of foreign currency translation of approximately $201.2 million or 11% within Europe. Pricing and volumes both declined slightly and were partially offset by new product sales. Constant currency net sales decreased by approximately $18.5 million or 1% when compared to the prior year period.

•
Net sales from Rest of World segment totaled $1.39 billion during the six months ended June 30, 2018, an increase of $117.7 million or 9% when compared to the prior year period. This increase was primarily the result of new product sales. The increase in net sales as a result of new products was primarily due to new product sales from the Company’s anti-retroviral therapy franchise. This increase was partially offset by lower pricing and volumes on existing products. Overall, net sales from Rest of World were favorably impacted by the effect of foreign currency translation of approximately $21.6 million, or 2%. Constant currency net sales increased by approximately $96.1 million or 8% when compared to the prior year period.

U.S. GAAP gross profit was $1.95 billion and $2.31 billion for the six months ended June 30, 2018 and 2017, respectively. U.S. GAAP gross margins were 35% and 41% for the six months ended June 30, 2018 and 2017, respectively. U.S. GAAP gross margins were negatively impacted by approximately 280 basis points related to the incremental amortization from product acquisitions and IPR&D impairment charges. Gross margins were also negatively affected by approximately 150 basis points as a result of incremental manufacturing expenses, site remediation expenses and incremental restructuring charges incurred during the current period principally as a result of the activities at the Company’s Morgantown facility. In addition, U.S. GAAP and adjusted gross margins were negatively impacted in the current quarter as a result of lower gross profit from the sales of existing products in North America. The unfavorable impact of these items were partially offset by the impact from new product sales. Adjusted gross profit was $2.92 billion and adjusted gross margins were 53% for the six months ended June 30, 2018 compared to adjusted gross profit of $3.05 billion and adjusted gross margins of 54% in the prior year period.
R&D expense for the six months ended June 30, 2018 was $411.6 million, compared to $398.6 million for the comparable prior year period, an increase of $13.0 million. The increase was due primarily to expenses related to non-refundable, upfront payments for licensing arrangements for products under development, which during the six months ended June 30, 2018 totaled approximately $78.7 million. During the six months ended June 30, 2017, the Company entered into a joint development and marketing agreement for a respiratory product resulting in approximately $50.0 million in R&D expense. Partially offsetting this increase were lower expenses due to the reprioritization of global programs.
SG&A expense for the six months ended June 30, 2018 was $1.23 billion, compared to $1.25 billion for the comparable prior year period, a decrease of $20.5 million. The decrease is due to primarily to ongoing integration activities, lower acquisition-related costs of approximately $30.4 million, reduced share-based compensation expense of approximately $20.3 million primarily due to a revision in the estimated amount of performance based awards that are expected to vest under the Company’s 2014 Program that resulted in the Company recognizing a reduction in share-based compensation expense of approximately $23.5 million in the current period, as well as lower promotional expenses. These decreases were partially offset by an increase in bad debt expense of approximately $23.3 million primarily related to a special business interruption event for one customer and slightly higher employee benefit costs.
During the six months ended June 30, 2018, the Company recorded a net gain of $30.2 million in Litigation settlements and other contingencies, net compared to a net gain of $41.0 million in the comparative prior year period. During the six months ended June 30, 2018, the Company recognized a gain of approximately $14.7 million related to a favorable litigation settlement, which was partially offset by litigation related charges of approximately $13.3 million, primarily related to an anti-trust matter and a patent infringement matter. In addition, the Company recognized a net gain of $30.0 million for a fair value adjustment of the respiratory delivery platform contingent consideration. The fair value adjustment was the net result of changes to assumptions relating to the timing of product launch along with other competitive and market factors. During the six months ended June 30,

2017, the Company recorded a gain of approximately $88.1 million for a fair value adjustment related to the contingent consideration for the respiratory delivery platform. Offsetting this gain, were litigation accruals of approximately $37.3 million primarily related to the modafinil and EpiPen® Auto-Injector litigation matters and a fair value loss of $9.9 million related to the contingent consideration related to the acquisition of certain female healthcare businesses from Famy Care Limited.
U.S. GAAP net earnings decreased by $238.8 million to $124.6 million for the six months ended June 30, 2018, compared to $363.4 million for the prior year period and U.S. GAAP EPS decreased from $0.68 in the prior year period to $0.24 for the six months ended June 30, 2018. The Company recognized a U.S. GAAP income tax benefit of $95.4 million, compared to an income tax provision of $32.9 million for the comparable prior year period. Adjusted net earnings decreased to $1.05 billion compared to $1.09 billion for the prior year period. Adjusted EPS was $2.03 in both the current and prior year periods.
EBITDA was $1.35 billion for the six months ended June 30, 2018, and $1.56 billion for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $1.68 billion for the six months ended June 30, 2018 and $1.74 billion for the comparable prior year period.
Cash Flow
U.S. GAAP net cash provided by operating activities was $1.05 billion for the six months ended June 30, 2018 compared to $1.02 billion for the prior year period. Capital expenditures were approximately $75.9 million for the six months ended June 30, 2018 compared to approximately $109.3 million for the comparable prior year. Adjusted net cash provided by operating activities was $1.40 billion for the six months ended June 30, 2018 compared to $1.20 billion for the prior year period. Adjusted free cash flow, defined as adjusted net cash provided by operating activities less capital expenditures, was $1.33 billion for the six months ended June 30, 2018, compared to $1.09 billion in the prior year period.
Updated Full Year 2018 Financial Guidance
Primarily as a result of the change in expected complex product launch and utilization assumptions, in the U.S., resizing of U.S. product opportunities and the negative impact on operations of the restructuring and remediation program in Morgantown, Mylan is revising its previous full year 2018 guidance. Mylan now expects 2018 total revenues in the range of $11.25 billion to $12.25 billion, which is essentially flat at the mid-point versus full-year 2017. As discussed in the "Non-GAAP Financial Measures" section below, Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure. For 2018, Mylan continues to expect to generate $2.1 billion to $2.5 billion of adjusted free cash flow. Adjusted EPS for 2018 is now expected to be in the range of $4.55 to $4.90 per share, an increase of 4% at the midpoint when compared to the prior year.

(In millions, except for Adjusted EPS)	2018 Guidance Range	2018 Midpoint
Total Revenues	$11,250 - $12,250	$11,750
Adjusted EPS	$4.55 - $4.90	$4.73
Adjusted Free Cash Flow	$2,100 - $2,500	$2,300
Conference Call and Earnings Materials
Mylan N.V. will host a conference call and live webcast, today at 10:00 a.m. ET, to review the Company's financial results for the second quarter ended June 30, 2018. The briefing can be accessed live by calling 800.514.4861 or 678.809.2405 for international callers (ID#: 3081707) or at the following address on the company's website: investor.mylan.com. The “Q2 2018 Earnings Call” presentation, which will be referenced during the call can be found at investor.mylan.com. A replay of the webcast will also be available on the website.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EPS, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted effective tax rate, adjusted net cash provided by operating activities, adjusted free cash flow, constant currency total revenues and constant currency net sales are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using the adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric and the adjusted free cash flow metric. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA and Credit Agreement Adjusted EBITDA (as defined below) pursuant to our Credit Agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measures of "constant currency" total revenues and net sales. These measures provide information on the change in total revenues and net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales and total revenues performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the three and six months ended June 30, 2018 and 2017 as well as for total revenues. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.
For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations-- Use of Non-GAAP Financial Measures section of Mylan’s Quarterly Report on Form 10-Q for the three months ended June 30, 2018 (the "Form 10-Q").
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses including those related to the acquisition of Meda AB (publ.), restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

Reconciliation of Adjusted Net Earnings and Adjusted EPS
Below is a reconciliation of U.S. GAAP net earnings and U.S. GAAP EPS to adjusted net earnings and adjusted EPS for the three and six months ended June 30, 2018 compared to the prior year period:

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except per share amounts)	2018		2017		2018		2017
U.S. GAAP net earnings and U.S. GAAP EPS	$37.5	$0.07	$297.0	$0.55	$124.6	$0.24	$363.4	$0.68
Purchase accounting related amortization (primarily included in cost of sales) (a)	430.3		355.0		853.7		704.2
Litigation settlements and other contingencies, net	(46.4)		(50.0)		(30.2)		(41.0)
Interest expense (primarily clean energy investment financing and accretion of contingent consideration)	9.2		13.6		18.9		26.9
Clean energy investments pre-tax loss	23.0		21.7		46.0		44.0
Acquisition related costs (primarily included in SG&A and cost of sales) (b)	10.2		19.0		12.5		45.0
Restructuring related costs (c)	76.1		16.2		121.5		39.3
Other special items included in:
Cost of sales (d)	64.0		14.6		74.0		26.9
Research and development expense (e)	50.5		9.7		97.1		74.8
Selling, general and administrative expense (f)	32.1		2.8		33.9		8.7
Other expense, net (g)	6.8		(0.2)		24.2		7.8
Tax effect of the above items and other income tax related items	(141.8)		(109.5)		(329.1)		(210.3)
Adjusted net earnings and adjusted EPS	$551.5	$1.07	$589.9	$1.10	$1,047.1	$2.03	$1,089.7	$2.03
Weighted average diluted ordinary shares outstanding	516.3		537.0		516.6		537.0
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Significant items for the three and six months ended June 30, 2018 include the following:

(a)
The increase in purchase accounting related amortization is primarily due to the increase in amortization expense as a result of the full impact of certain product rights acquisitions which occurred in 2017, the current year impact of the 2018 product rights acquisitions and the IPR&D impairment charges of $42.0 million and $72.0 million during the three and six months ended June 30, 2018, respectively.

(b)	Acquisition related costs incurred in 2017 and through the six months ended June 30, 2018 consist primarily of integration activities.

(c)
For the three months ended June 30, 2018, approximately $41.0 million is included in cost of sales, $11.8 million is included in R&D, and $23.6 million is included in SG&A. For the six months ended June 30, 2018, approximately $45.4 million is included in cost of sales, $16.7 million is included in R&D, and $59.7 million is included in SG&A. Refer to Note 17 Restructuring included in Part I, Item 1 of the Form 10-Q for additional information.

(d)
The three and six months ended June 30, 2018 increase relates primarily to approximately $56.0 million of certain incremental manufacturing variances and site remediation expenses as a result of the activities at the Company’s Morgantown facility.

(e)
R&D expense for the three months ended June 30, 2018 includes two non-refundable upfront payments totaling approximately $30.5 million for development agreements entered into during the quarter, and the remaining expense relates to on-going collaboration agreements, including Momenta Pharmaceuticals, Inc. ("Momenta"). For the six months ended June 30, 2018, R&D expense includes $73.5 million related to four non-refundable upfront payments for development agreements entered into during the current period. The remaining expense relates to the on-going collaboration agreements, including Momenta. R&D expense for the three months ended June 30, 2017 includes $8.7 million related to Momenta collaboration expense. For the six months ended June 30, 2017, R&D expense includes an upfront expense of approximately $50.0 million related to a joint development and marketing agreement for a respiratory product, $14.5 million related to Momenta collaboration expense, and other similar smaller agreements.

(f)	Increase for the three and six months ended June 30, 2018 primarily related to bad debt expense of approximately $26.5 million related to a specific business interruption event for one customer.

(g)	Primarily related to mark-to-market losses of investments in equity securities historically accounted for as available-for-sale securities and the cumulative realized gains on such investments.
Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the three and six months ended June 30, 2018 compared to the prior year period (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. GAAP net earnings	$37.5	$297.0	$124.6	$363.4
Add adjustments:
Net contribution attributable to equity method investments	22.9	21.7	46.0	54.9
Income tax (benefit) provision	(18.8)	27.7	(95.4)	32.9
Interest expense	139.2	136.3	270.9	274.5
Depreciation and amortization	501.9	421.2	1,000.4	836.7
EBITDA	$682.7	$903.9	$1,346.5	$1,562.4
Add adjustments:
Share-based compensation expense	(0.8)	18.9	20.6	42.0
Litigation settlements and other contingencies, net	(46.4)	(50.0)	(30.2)	(41.0)
Restructuring & other special items	231.1	58.1	343.6	180.1
Adjusted EBITDA	$866.6	$930.9	$1,680.5	$1,743.5
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 7,500 marketed products around the world, including antiretroviral therapies on which more than 40% of people being treated for HIV/AIDS globally depend. We market our products in more than 165 countries and territories. We are one of the world's largest producers of active pharmaceutical ingredients. Every member of our approximately 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at Mylan.com. We routinely post information that may be important to investors on our website at investor.mylan.com.
Forward-Looking Statements
This release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, our updated full year 2018 financial guidance; that the fundamentals of Mylan’s global business remain strong; we’re especially confident in our ability to deliver on Mylan’s long-stated global strategy, which is predicated on driving access to medicine through scale, a diversified portfolio and geographic reach; the result is a durable global business capable of delivering on our mission for years to come; the depth and breadth of our scientific capabilities and expertise continue to strengthen the durability of our differentiated business model and position us as a partner of choice; we are confident that our investments in these complex products will drive long-term growth for the company, despite some near-term market challenges in the U.S.; despite the rebasing of our adjusted EPS guidance, we remain confident in our full year adjusted free cash flow outlook and intend to repay more than $1.1 billion in debt maturing over the next 12 months utilizing our solid cash generation; our performance continues to showcase the strength and durability of the cash flow generating capabilities of our business, as well as to expand our financial flexibility as we execute on our business plan for 2018 and beyond; and that the Company expects that remediation activities, lower production levels, the negative impact on operations and related expenses at its Morgantown manufacturing facility to continue through the end of 2018. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “pipeline,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: actions and decisions of healthcare and pharmaceutical regulators; failure to achieve expected or targeted future financial and operating performance and results; uncertainties regarding future demand, pricing and reimbursement for our products; any regulatory, legal, or other impediments to Mylan’s ability to bring new products to market, including, but not limited to, where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and Mylan’s ability to execute on new product opportunities; any changes in or difficulties with our manufacturing facilities, supply chain or inventory or our ability to meet anticipated demand; the scope, timing, and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on our financial condition, results of operations, and/or cash flows; the ability to meet expectations regarding the accounting and tax treatments of acquisitions, including Mylan’s acquisition of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any significant breach of data security or data privacy or disruptions to our information technology systems; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; the impact of competition; identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets being more difficult, time-consuming or costly than anticipated; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with strategic acquisitions or restructuring programs within the expected time-frames or at all; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in Mylan’s annual Report on Form 10-K for the year ended December 31, 2017, as amended, and our other filings with the Securities and Exchange Commission (the “SEC”). You can access Mylan's filings with the SEC through the SEC website at www.sec.gov or through our website, and Mylan strongly encourages you to do so. Mylan routinely posts information that may be important to investors on our website at investor.mylan.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

Mylan N.V. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Net sales	$2,755.5	$2,926.5	$5,405.9	$5,613.9
Other revenues	52.8	35.7	86.9	67.8
Total revenues	2,808.3	2,962.2	5,492.8	5,681.7
Cost of sales	1,845.8	1,736.8	3,546.0	3,371.3
Gross profit	962.5	1,225.4	1,946.8	2,310.4
Operating expenses:
Research and development	206.7	181.1	411.6	398.6
Selling, general and administrative	623.3	620.5	1,230.8	1,251.3
Litigation settlements and other contingencies, net	(46.4)	(50.0)	(30.2)	(41.0)
Total operating expenses	783.6	751.6	1,612.2	1,608.9
Earnings from operations	178.9	473.8	334.6	701.5
Interest expense	139.2	136.3	270.9	274.5
Other expense, net	21.0	12.8	34.5	30.7
Earnings before income taxes	18.7	324.7	29.2	396.3
Income tax (benefit) provision	(18.8)	27.7	(95.4)	32.9
Net earnings	37.5	297.0	124.6	363.4
Earnings per ordinary share:
Basic	$0.07	$0.56	$0.24	$0.68
Diluted	$0.07	$0.55	$0.24	$0.68
Weighted average ordinary shares outstanding:
Basic	514.4	535.0	514.4	534.7
Diluted	516.3	537.0	516.6	537.0

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	June 30, 2018	December 31, 2017
ASSETS
Assets
Current assets:
Cash and cash equivalents	$330.2	$292.1
Accounts receivable, net	2,818.2	3,612.4
Inventories	2,561.0	2,542.7
Prepaid expenses and other current assets	588.4	766.1
Total current assets	6,297.8	7,213.3
Intangible assets, net	14,152.8	15,245.8
Goodwill	9,880.6	10,205.7
Other non-current assets	2,940.3	3,141.5
Total assets	$33,271.5	$35,806.3
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$1,196.7	$1,808.9
Current liabilities	3,666.5	4,576.4
Long-term debt	13,320.0	12,865.3
Other non-current liabilities	2,879.6	3,248.1
Total liabilities	21,062.8	22,498.7
Mylan N.V. shareholders' equity	12,208.7	13,307.6
Total liabilities and equity	$33,271.5	$35,806.3

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)
Summary of Total Revenues by Segment

	Three Months Ended
	June 30,
(In millions)	2018	2017	% Change	2018 Currency Impact (1)	2018 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$1,000.8	$1,279.6	(22)%	$(2.7)	$998.1	(22)%
Europe	990.6	954.3	4%	(68.4)	922.2	(3)%
Rest of World	764.1	692.6	10%	6.6	770.7	11%
Total net sales	2,755.5	2,926.5	(6)%	(64.5)	2,691.0	(8)%

Other revenues (3)	52.8	35.7	48%	(1.0)	51.8	45%
Consolidated total revenues (4)	$2,808.3	$2,962.2	(5)%	$(65.5)	$2,742.8	(7)%

	Six Months Ended
	June 30,
(In millions)	2018	2017	% Change	2018 Currency Impact (1)	2018 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$1,986.1	$2,494.5	(20)%	$(5.8)	$1,980.3	(21)%
Europe	2,029.0	1,846.3	10%	(201.2)	1,827.8	(1)%
Rest of World	1,390.8	1,273.1	9%	(21.6)	1,369.2	8%
Total net sales	5,405.9	5,613.9	(4)%	(228.6)	5,177.3	(8)%

Other revenues (3)	86.9	67.8	28%	(2.9)	84.0	24%
Consolidated total revenues (4)	$5,492.8	$5,681.7	(3)%	$(231.5)	$5,261.3	(7)%
____________

(1)	Currency impact is shown as unfavorable (favorable).

(2)
The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2018 constant currency net sales or revenues to the corresponding amount in the prior year.

(3)
For the three months ended June 30, 2018, other revenues in North America, Europe, and Rest of World were approximately $42.5 million, $2.9 million, and $7.4 million, respectively. For the six months ended June 30, 2018, other revenues in North America, Europe, and Rest of World were approximately $63.6 million, $12.4 million, and $10.9 million, respectively.

(4)	Amounts exclude intersegment revenue that eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. GAAP cost of sales	$1,845.8	$1,736.8	$3,546.0	$3,371.3
Deduct:
Purchase accounting amortization and other related items	(427.4)	(350.2)	(848.3)	(693.5)
Acquisition related items	(0.8)	(1.4)	(1.0)	(2.1)
Restructuring and related costs	(41.0)	(3.4)	(45.4)	(16.3)
Other special items	(64.0)	(14.6)	(74.0)	(26.9)
Adjusted cost of sales	$1,312.6	$1,367.2	$2,577.3	$2,632.5

Adjusted gross profit (a)	$1,495.7	$1,595.0	$2,915.5	$3,049.2

Adjusted gross margin (a)	53%	54%	53%	54%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. GAAP R&D	$206.7	$181.1	$411.6	$398.6
Deduct:
Acquisition related costs	(0.4)	(0.3)	(0.5)	(0.6)
Restructuring and related costs	(11.8)	(0.1)	(16.7)	(1.4)
Purchase accounting amortization and other related items	(0.1)	—	(0.1)	—
Other special items	(50.5)	(9.7)	(97.1)	(74.8)
Adjusted R&D	$143.9	$171.0	$297.2	$321.8

Adjusted R&D as % of total revenues	5%	6%	5%	6%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. GAAP SG&A	$623.3	$620.5	$1,230.8	$1,251.3
Add / (deduct):
Acquisition related costs	(9.1)	(17.5)	(11.1)	(41.5)
Restructuring and related costs	(23.6)	(12.7)	(59.7)	(21.6)
Purchase accounting amortization and other related items	(2.9)	(4.9)	(5.3)	(5.1)
Other special items	(32.1)	(2.8)	(33.9)	(8.7)
Adjusted SG&A	$555.6	$582.6	$1,120.8	$1,174.4

Adjusted SG&A as % of total revenues	20%	20%	20%	21%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. GAAP total operating expenses	$783.6	$751.6	$1,612.2	$1,608.9
Add / (deduct):
Litigation settlements and other contingencies, net	46.4	50.0	30.2	41.0
R&D adjustments	(62.8)	(10.1)	(114.4)	(76.9)
SG&A adjustments	(67.7)	(37.9)	(110.0)	(77.0)
Adjusted total operating expenses	$699.5	$753.6	$1,418.0	$1,496.0

Adjusted earnings from operations (b)	$796.2	$841.4	$1,497.5	$1,553.2

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. GAAP interest expense	$139.2	$136.3	$270.9	$274.5
Deduct:
Interest expense related to clean energy investments	(2.1)	(3.1)	(4.4)	(6.4)
Accretion of contingent consideration liability	(5.5)	(8.6)	(11.0)	(16.7)
Acquisition related costs	—	—	—	(0.2)
Other special items	(1.6)	(1.8)	(3.5)	(3.6)
Adjusted interest expense	$130.0	$122.8	$252.0	$247.6

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. GAAP other expense, net	$21.0	$12.8	$34.5	$30.7
Add / (deduct):
Clean energy investments pre-tax loss (c)	(23.0)	(21.7)	(46.0)	(44.0)
Purchase accounting related amortization	—	—	—	(5.7)
Acquisition related costs	—	—	—	(0.8)
Restructuring and related costs	0.3	—	0.3	0.4
Other items (d)	(6.8)	0.2	(24.2)	(7.8)
Adjusted other income	$(8.5)	$(8.7)	$(35.4)	$(27.2)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. GAAP earnings before income taxes	$18.7	$324.7	$29.2	$396.3
Total pre-tax non-GAAP adjustments	655.9	402.4	1,251.7	936.6
Adjusted earnings before income taxes	$674.6	$727.1	$1,280.9	$1,332.9

U.S. GAAP income tax (benefit) provision	$(18.8)	$27.7	$(95.4)	$32.9
Adjusted tax expense	142.0	109.5	329.2	210.3
Adjusted income tax provision	$123.2	$137.2	$233.8	$243.2

Adjusted effective tax rate	18.3%	18.9%	18.3%	18.2%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. GAAP net cash provided by operating activities	$430.2	$567.8	$1,052.0	$1,020.7
Add:
Restructuring and related costs (e)	95.9	34.3	127.4	89.5
Financing related expense	2.6	—	2.6	—
Corporate contingencies	110.2	32.5	110.2	32.5
Acquisition related costs	2.2	29.4	3.7	52.3
R&D expense	60.5	—	100.0	5.0
Other	5.0	—	5.0	—
Adjusted net cash provided by operating activities	$706.6	$664.0	$1,400.9	$1,200.0

Deduct:
Capital expenditures	(45.2)	(50.9)	(75.9)	(109.3)
Adjusted free cash flow	$661.4	$613.1	$1,325.0	$1,090.7
___________

(a)
U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

(b)
U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted net earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code of 1986, as amended.

(d)	Primarily related to mark-to-market losses of investments in equity securities historically accounted for as available-for-sale securities and the cumulative realized gains on such investments.

(e)
For the three and six months ended June 30, 2018 includes approximately $56.0 million of certain incremental manufacturing variances and site remediation expenses as a result of the activities at the Company’s Morgantown facility.

Reconciliation of EBITDA and Adjusted EBITDA
Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the respective quarterly periods (in millions):

	Three Months Ended
(in millions, except ratio)	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
U.S. GAAP net earnings	$88.3	$244.3	$87.1	$37.5
Add adjustments:
Net contribution attributable to equity method investments	22.4	(19.2)	23.1	22.9
Income tax provision (benefit)	91.3	82.8	(76.6)	(18.8)
Interest expense	131.8	128.3	131.7	139.2
Depreciation and amortization	443.1	526.0	498.5	501.9
EBITDA	$776.9	$962.2	$663.8	$682.7
Add adjustments:
Share-based compensation expense	22.2	10.5	21.4	(0.8)
Litigation settlements and other contingencies, net	15.2	12.7	16.2	(46.4)
Restructuring & other special items	109.5	138.2	112.5	231.1
Adjusted EBITDA	$923.8	$1,123.6	$813.9	$866.6
June 30, 2018 Notional Debt to Twelve Months Ended June 30, 2018 Mylan N.V. Adjusted EBITDA as calculated under our Credit Agreements ("Credit Agreement Adjusted EBITDA") Leverage Ratio
The stated non-GAAP financial measure June 30, 2018 notional debt to twelve months ended June 30, 2018 Credit Agreement Adjusted EBITDA leverage ratio is based on the sum of (i) Mylan's adjusted EBITDA for the quarters ended September 30, 2017, December 31, 2017, March 31, 2018 and June 30, 2018 and (ii) certain adjustments permitted to be included in Credit Agreement Adjusted EBITDA as of June 30, 2018 pursuant to the Company's revolving credit facility dated as of November 22, 2016 (as amended, supplemented or otherwise modified from time to time), among the Company, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and the Company's term loan credit facility dated as of November 22, 2016 (as amended, supplemented or otherwise modified from time to time), among the Company, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Goldman Sachs Bank USA, as administrative agent (together, the "Credit Agreements") as compared to Mylan's June 30, 2018 total debt and other current obligations at notional amounts.

	Three Months Ended				Twelve Months Ended
	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	June 30, 2018
Mylan N.V. Adjusted EBITDA	$923.8	$1,123.6	$813.9	$866.6	$3,727.9
Add: other adjustments including estimated synergies					46.3
Credit Agreement Adjusted EBITDA					$3,774.2

Reported debt balances:
Long-term debt, including current portion					$14,455.8
Short-term borrowings and other current obligations					285.4
Total					$14,741.2
Add / (deduct):
Net discount on various debt issuances					39.3
Deferred financing fees					81.6
Fair value of hedged debt					6.8
Total debt at notional amounts					$14,868.9

Notional debt to Credit Agreement Adjusted EBITDA Leverage Ratio					3.9
Long-term average debt to Credit Agreement Adjusted EBITDA leverage ratio target of ~3.0x
The stated forward-looking non-GAAP financial measure, targeted long term average leverage of ~3.0x debt-to-Credit Agreement Adjusted EBITDA, is based on the ratio of (i) targeted long-term average debt, and (ii) targeted long-term Credit Agreement Adjusted EBITDA. However, the Company has not quantified future amounts to develop the target but has stated its goal to manage long-term average debt and adjusted earnings and EBITDA over time in order to generally maintain the target. This target does not reflect Company guidance.